EXHIBIT 99.1

For Release August 9, 2005 at 4.00 p.m. EDT

Contact

Adam Shaffer, Chairman and CEO

Liz Murray, Executive Vice President & CFO

(310) 225-4044

eCOST.com REPORTS SECOND QUARTER RESULTS

TORRANCE, CA (August 9, 2005) – eCOST.com (Nasdaq:ECST) (www.ecost.com), a leading online discount retailer, today announced financial results for its second quarter ended June 30, 2005.

Net sales for the second quarter ended June 30, 2005 were $41.0 million, an increase of $2.2 million or 6%, from $38.8 million in the second quarter ended June 30, 2004. Pre-tax losses for the second quarter 2005 were $2.9 million compared to $2.8 million in the first quarter 2005 and pre-tax profits of $8,000 in the second quarter 2004. The increased loss in 2005 was largely due to additional operating costs and increased public company costs related to the April 11, 2005 spin-off from PC Mall. Additionally in the second quarter 2005, the Company recorded a non-cash, tax provision of $6.5 million to establish a valuation allowance against the Company’s deferred tax assets which resulted in a net loss of $9.4 million, or ($0.54) per share, compared to a net loss of $1.7 million, or ($0.10) per share, in the prior quarter, and a net profit of $5,000 or $0.00 per share, in the second quarter of 2004.

Adam Shaffer, Chairman and CEO of eCOST.com commented, “The first and second quarters have been transition quarters for us as we separated from our former parent, PC Mall, and established ourselves as an independent, publicly-traded company. Not unexpectedly, this has created some challenges, particularly initiating fulfillment operations in our new distribution facility in Memphis, Tennessee, which adversely impacted our gross margin in the second quarter. Despite these second quarter issues, we have stabilized the level of operating losses from last quarter and expect to reduce the losses going forward based upon operational improvements and positive June trends.”

The Company added 75,000 new customers during the quarter, expanding eCOST’s customer base to nearly 1.3 million at June 30, 2005. This is an increase in the overall customer base of approximately 427,000 or 50% over June 30, 2004, and 6% sequentially.

Sales in the second quarter of 2005 grew 6% over the same period last year due to a 5% increase in the number of orders and an increase in average order value from $341 to $352, or 3%.

“Sales growth was similarly affected by the transition including our fulfillment center management and less effective advertising. We are now seeing some positive signs of improvement in a number of areas including warehouse management, freight and pricing. We will continue to focus on profitability and believe we will reduce the level of losses sequentially in the third and fourth quarters, 2005. With these continuing improvements, we expect to achieve operating profitability and positive net income for 2006 overall. Given our attention toward profitability, we are withdrawing our 2005 sales guidance. As we realize earnings improvements we will reinvest for sales growth,” concluded Shaffer.

Investor Webcast

Management will host a live webcast of eCOST’s Second Quarter Investor Conference Call today at 5:00 p.m. EST. To access the webcast, go to eCOST’s website at www.ecost.com, enter the Investor Relations section, and click on the webcast icon.

A conference call replay will be available for one week following the live call and can be accessed by calling: (888) 286-8010 and entering the reservation number, 20335100.

About eCOST.com, Inc.

eCOST.com is a leading multi-category online discount retailer of high quality new, “close-out” and refurbished brand-name merchandise for consumers and small business buyers. eCOST.com markets over 100,000 different products from leading manufacturers such as Apple, Canon, Citizen, Denon, HP, Nikon, Onkyo, Seiko, Sony, and Toshiba primarily over the Internet (http://www.ecost.com) and through direct marketing. Prior to April 11, 2005, eCOST.com was a subsidiary of PC Mall, Inc. (NASDAQ:MALL).

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include the Company’s expectations, hopes or intentions regarding the future, including but not limited to statements regarding business and financial trends and the Company’s expectations regarding profitability. Forward-looking statements involve risks and uncertainties and actual results may differ materially from those discussed in any such statement. Among the factors that could cause actual results to differ materially are the following: reliance on PC Mall’s maintenance of the Company’s systems; the Company’s ability to maintain existing and build new vendor and supplier relationships; ability to obtain favorable product pricing and vendor consideration; product availability; outages of the Company’s systems and website; ability to attract customers on cost-effective terms; risks due to shifts in market demand and the economic climate. Additional factors that could cause actual results to differ are discussed under the heading “Risk Factors” and in other sections of the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2004 filed with the Securities and Exchange Commission and in its other periodic reports filed from time to time with the Commission. All forward-looking statements in this document are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

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-Financial Tables Follow-

eCOST.com, Inc.

STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Net Sales	$41,048	$38,802	$96,104	$76,992
Cost of goods sold	38,301	35,029	89,628	69,761

Gross profit	2,747	3,773	6,476	7,231
Selling, general and administrative expenses	5,704	3,765	12,305	7,256

Earnings (loss) from operations	(2,957)	8	(5,829)	(25)
Interest income	(42)	—	(90)	—
Interest expense—PC Mall commercial line of credit	—	559	—	960
Interest income—PC Mall commercial line of credit	—	(559)	—	(960)

Earnings (loss) before income taxes	(2,915)	8	(5,739)	(25)
Income tax provision (benefit)	6,475	3	5,350	(10)

Net income (loss)	$(9,390)	$5	$(11,089)	(15)

Earnings (loss) per share:
Basic	$(0.54)	$0.00	$(0.63)	$(0.00)

Diluted	$(0.54)	$0.00	$(0.63)	$(0.00)

Shares used in computing per share:
(in thousands)
Basic	17,522	14,000	17,494	14,000

Diluted	17,522	14,329	17,494	14,000

eCOST.com, Inc.

BALANCE SHEETS

(in thousands, except share data)

	June 30, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$6,295	$8,790
Short-term investments	—	7,000
Accounts receivable, net of allowance for doubtful accounts	3,784	2,039
Inventories	10,673	1,794
Prepaid expenses and other current assets	710	263
Due from Affiliate, net	638	813
Deferred income taxes	—	883

Total current assets	22,100	21,582
Property and equipment, net	2,000	342
Deferred income taxes	—	4,467
Other assets	183	123

Total assets	$24,283	$26,514

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,436	$585
Accrued expenses and other current liabilities	3,508	2,635
Deferred revenue	1,664	2,014

Total current liabilities	13,608	5,234

Total liabilities	13,608	5,234

Stockholders’ equity:
Common stock, $.001 par value; 20,000,000 shares authorized; 17,700,000 and 17,465,000 shares issued and outstanding at June 30, 2005 and December 31, 2004, respectively	18	17
Additional paid-in capital	34,067	33,834
Deferred stock-based compensation	(1,083)	(1,333)
Accumulated deficit	(22,327)	(11,238)

Total stockholders’ equity	10,675	21,280

Total stockholders’ equity and liabilities	$24,283	$26,514

eCOST.com, Inc.

SELECTED OPERATING DATA

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Total customers (1)	1,287,321	860,497	1,287,321	860,497
Active customers (2)	536,172	337,190	536,172	337,190
New customers (3)	75,202	71,103	198,985	144,088
Number of orders (4)	122,753	117,168	313,395	236,360
Average order value (5)	$352	$341	$321	$337
Advertising expense (6)	$1,467,000	$1,194,000	$3,477,000	$2,500,000

(1)	Total customers have been calculated as the cumulative number of customers for which orders have been taken from our inception to the end of the reported period.

(2)	Active customers consist of the number of customers who placed orders during the 12 months prior to the end of the reported period.

(3)	New customers represent the number of persons that established a new account and placed an order during the reported period.

(4)	Number of orders represents the total number of orders shipped during the reported period (not reflecting returns).

(5)	Average order value has been calculated as gross sales divided by the total number of orders during the period presented. The impact of returns is not reflected in average order value.

(6)	Advertising expense includes the total dollars spent on advertising during the reported period, including Internet, direct mail, print and e-mail advertising, as well as customer list enhancement services.